AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the
"Agreement") is entered into as of this 7th day of January, 2000, by and between Rawlings Sporting Goods Company, Inc., a Delaware corporation (the "Company"), and Stephen M. O'Hara (the
"Executive").

                            RECITALS

     A.   Rawlings and the Executive are parties to an Employment
Agreement, dated as of November 2, 1998 (the "Employment
Agreement").

     B. On January 7, 2000, the Board of Directors approved the amendments to the Employment Agreement set for in this Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto agree that the Employment Agreement is hereby amended and restated in its entirety as follows:

          1. EMPLOYMENT. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company as its Chairman and Chief Executive Officer upon the terms and conditions of this Agreement commencing as of the date first above written and continuing until terminated in accordance with
Section 11 hereof.

          2.   EXECUTIVE'S COMPENSATION.

               (a) BASE SALARY. For all services rendered by the Executive to the Company, the Company shall pay the Executive a salary of $275,000 per year for the Company's fiscal year ended August 31, 1999. Thereafter, the Executive's salary shall be reviewed by the Board of Directors each September during the term of this Agreement and shall be adjusted as determined by the Board of Directors of the Company (as adjusted from time to time, the "Base Salary"). Salary payments shall be subject to withholding and other applicable taxes and shall be payable in accordance with the Company's normal payroll practices.

               (b) BONUS. Beginning with the fiscal year ended August 31, 1999, the Executive shall be eligible to receive an annual bonus of up to 75% of the Executive's Base Salary (the "Bonus"). In determining Executive's right to receive the Bonus, the Company shall rely equally on objective and subjective factors. The objective standards which must be achieved shall be determined annually at the end of the first month of the fiscal year by the Company and the Executive and shall include, among other things, the Company's return on investment, return on working capital, revenue growth, net income growth and other factors mutually agreeable to Executive and the Company. Executive and the Company shall use commercially reasonable efforts to agree to such factors by the end of the first month of the fiscal year of each year, and a list of such factors shall be attached hereto and incorporated herein as Exhibit A. The subjective determination of Executive's right to receive the Bonus shall be made by the Board of Directors of the Company, taking into account factors such as the Executive's leadership of the Company, development of the management of the Company, development and execution of a strategic plan for the Company, management of customers and vendors, stockholder relations and management of the Company's relationships with professional organizations such as Major League Baseball and the National Collegiate Athletic Association. On or before December 31 of each year, the Company shall pay to Executive the amount of any Bonus due hereunder with respect to the previous fiscal year.
     All bonus payments shall be subject to withholding and all other applicable taxes.

               Except as otherwise expressly provided
     herein, if Executive voluntarily terminates employment with the Company, or is terminated by the Company for Cause (under Section 11), the Executive shall receive no Bonus for the year in which he leaves the Company. If the Executive is terminated by the Company because of what the Company in its sole discretion deems to be unsatisfactory performance, the Executive shall receive the pro rata portion of the average Bonus paid to the Executive during the past two years.

               (c)  REIMBURSEMENT OF EXPENSES.  The Company
     shall reimburse the Executive for all ordinary and necessary expenses incurred and paid by the Executive in the course of the performance of the Executive's duties pursuant to this Agreement and consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company's requirements with respect to the manner of reporting such expenses.

          3.   BENEFITS.

               (a) AUTOMOBILE. The Company shall provide to the Executive every three years during the term hereof a Company owned or leased automobile produced by an American manufacturer of year, make and model selected by the Executive, and the Company shall pay the expenses related to the use and upkeep thereof and insurance relating thereto. Initially, the Company shall provide the Executive with a Lincoln Navigator.

               (b) LIFE INSURANCE. Following a medical examination by an independent physician and upon determination that no medical condition exists which would make the cost of such policy commercially unreasonable, the Executive shall obtain a split dollar policy insuring the life of the Executive, which shall have death benefits of not less than $2,000,000 (the "Policy").
     The Executive or a trust of which he is the settlor, shall be the owner of the Policy, which shall be collaterally assigned to the Company. The Company will pay all premium payments due under the Policy until the earlier to occur of (i) the death of the
     Executive, (ii) the Disability of the Executive (as hereinafter defined), and (iii) the date on which the Executive's service with the Company is terminated whether under Section 11 or following a Change in Control.  The portion of the premiums in excess of the normal term rate on a $2,000,000 policy (the
     "Excess Split Dollar Premiums") will be considered
     (i) compensation to Executive during the first two years of this Agreement, and (ii) thereafter a loan to the Executive secured by the Policy.  The premiums for the normal term rate will be treated as ordinary compensation to the Executive.  In the event of the death of the Executive during the term of this Agreement, the face amount of the Policy less the Excess
     Split Dollar Premiums paid by the Company on the Policy shall be paid to the spouse of the Executive or other beneficiary
     designated by the Executive.  The Excess Split Dollar Premiums
     will be repaid to the Company. At no time will Excess Split
     Dollar Premium payments made by the Company exceed the cash
     surrender value of the Policy.   The Company shall release its
     collateral position on the Policy to the Executive when its obligations to make premium payments hereunder have ceased. The Executive shall thereafter be responsible for all premium payments, and the Executive shall reimburse the Company for all Excess Split Dollar Premium payments previously made by the Company. Reimbursement to the Company may be made in cash or by execution and delivery of a promissory note providing for payments over three months.

               (c) CLUB MEMBERSHIP. The Company will pay the initiation fee and membership dues on behalf of the Executive for one private city club during the term of this Agreement.

               (d) ADDITIONAL BENEFITS. The Executive shall receive additional benefits such as insurance and hospitalization consistent with those provided to other Executives in similar industries having responsibility commensurate to that of the Executive, and such additional benefits as may be from time to time agreed upon in writing between the Executive and the Company. The Executive shall receive four weeks of vacation annually.

          4.   STOCK OPTIONS.

               (a) The Company hereby grants to Executive as of November 2, 1998 (the original date upon which the Executive's employment commenced) a nonqualified stock option (the "Option") to purchase 250,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), which Option shall become exercisable so long as Executive is an employee of the Company as follows: the Executive may purchase up to 20% of the total number of Shares at any time after the date hereof and an additional 20% of the total number of Shares on each of the dates set forth below; provided, however, that the Option shall become fully exercisable under
     Section 8(b) hereof. The exercise price for the Shares under the Option shall be as set forth below.

          STOCK OPTION VESTING DATE          EXERCISE PRICE
               November 2, 1998                   $10.00
               November 2, 1999                   $11.00
               November 2, 2000                   $12.00
               November 2, 2001                   $13.00
               November 2, 2002                   $14.00

     The Option shall expire at 11:59 p.m. Fenton, Missouri Time on November 1, 2003. The number of Shares with respect to which the Option may be exercised shall be cumulative so that if, in any of the aforementioned periods, the full number of Shares shall not have been purchased, any such unpurchased Shares shall continue to be included in the number of Shares with respect to which the Option shall then be exercisable along with any other Shares as to which the Option may become exercisable. The Option shall be exercisable following the termination of the Executive's employment with the Company for other than Cause as defined in Section 11 hereof, for a period of three (3) months from the date of such termination, to the extent the Option was exercisable as of the date of such termination. The Option shall be exercisable following the termination of the Executive's employment with the Company for Cause as defined in Section 11 hereof, for a period of forty-eight (48) hours from the date of such termination, to the extent the Option was exercisable as of the date of such termination.

               (b) Additionally, in the event the Executive purchases common stock of the Company other than pursuant to the Option, the Company grants to the Executive an option to purchase two additional shares of common stock at an exercise price equal to the price paid by the Executive for each of the first 20,000 shares of common stock of the Company purchased by Executive in such fiscal year (September 1-August 31), provided however, for fiscal year 2000 the options described in this section (b) shall apply to the first 33,075 shares of common stock of the Company purchased by the Executive. Each such option shall expire at 11:59 p.m. Fenton, Missouri time on the day immediately preceding the fifth anniversary of the date of grant of such option.

               (c) The options described in (a) and (b) above are not transferable to any third party by the Executive except to a revocable living trust established by the Executive of which the Executive is a trustee and the primary beneficiary. The options may be exercised only to purchase whole shares. No fractional shares will be issued upon exercise of the options. The options shall be exercised and payment made to the Company in accordance with procedures provided by the Compensation Committee of the Company.

               (d) The Company and the Executive acknowledge that the shares subject to the options in (a) and (b) above have not been registered under the Securities Act of 1933, as amended, or any state securities law. The Company will use its best efforts and take such actions as it deems necessary to file a registration statement on Form S-8 with the Securities and Exchange Commission and submit all listing applications to the NASDAQ National Market System with respect to such Shares.

          5. DUTIES. The Executive agrees that so long as he is employed under this Agreement he will (i) devote his best efforts and his entire business time to further properly the interests of the Company; provided, however, that the Executive shall be permitted to serve on two (2) boards of directors selected by Executive and such other boards as the Compensation Committee of the Company shall approve, (ii) at all times be subject to the Company's direction and control with respect to his activities on behalf of the Company, (iii) comply with all rules, orders and regulations of the Company, (iv) truthfully and accurately maintain and preserve such records and make all reports as the Company may require, and (v) fully account for all monies and other property of the Company of which he may from time to time have custody and deliver the same to the Company whenever and however directed to do so.

          6. COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. The Executive acknowledges that during the course of his employment with the Company he has or will have access to and knowledge of certain information and data which the Company considers confidential and that the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Executive hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that, during or after the term of his employment, without the prior written consent of the Company he will not communicate, publish or disclose, to any person anywhere or use any Confidential Information (as hereinafter defined) for any purpose other than carrying out his duties as Chairman and Chief Executive Officer of the Company. The Executive will return to the Company all Confidential Information in the Executive's possession or under the Executive's control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive's relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof the term "Confidential Information" shall mean any information or data used by or belonging or relating to the Company that is not known generally to the industry in which the Company is or may be engaged, including without limitation, any and all trade secrets, proprietary data and information relating to the Company's past, present or future business and products, price lists, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data which the Company advises the Executive should be treated as Confidential Information.

          7. COVENANT NOT TO COMPETE. The Executive acknowledges that during his employment with the Company he, at the expense of the Company, will be specially trained in the business of the Company, will establish favorable relations with the customers, clients and accounts of the Company and will have access to Inventions, trade secrets and Confidential Information of the Company. Therefore, in consideration of such training and relations and to further protect the Inventions, trade secrets and Confidential Information of the Company, the Executive agrees that during the term of his employment by the Company and for a period of three (3) years from and after the voluntary or involuntary termination of such employment for any or no reason, he will not, directly or indirectly, without the express written consent of the Company except when and as requested to do in and about the performing of his duties under this Agreement:

               (a) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business located in or doing business in the United States or in any other county, territory or possession in which the Company has engaged in business during the Executive's employ which is engaged in competition in any manner with any business of the Company at any time during the time of the Executive's employment hereunder;

               (b) divert or attempt to divert clients, customers (whether or not such persons have done business with the Company once or more than once), accounts of the Company, or prospective clients, customers or accounts which the Company has contacted within the 2 years immediately preceding Executive's termination; or

               (c) entice or induce or in any manner influence any person who is or shall be in the employ or service of the Company to leave such employ or service for the purpose of engaging in a business which may be in competition with the Company.

Notwithstanding anything herein to the contrary, Executive may own up to 1% of the outstanding equity securities of stock in any corporation which is listed upon a national stock exchange or actively traded in the over-the-counter market.

          8.   CHANGE IN CONTROL.

               (a) The Executive shall be entitled to receive from the Company Severance Benefits if there is a Change in Control of the Company and, if within twenty-four calendar months thereafter, the Executive's service with the Company shall end for any Qualifying Termination or the Executive terminates his service with the Company for Good Reason. The Company shall pay to Executive and provide him with Severance Benefits as follows:

                    (1) an amount equal to three (3) times the Base Salary in effect at the Effective Date of Termination;

                    (2)  benefits provided pursuant to Section 3 (a),
          (c) and (d) of this Agreement for a period of three
          (3) years from the Effective Date of Termination or until the Executive has obtained similar benefits from another employer. These benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for management executives of the Company generally, the cost and/or coverage level, likewise, shall change in a corresponding manner. If and to the extent these benefits are not or cannot be paid under an existing policy, plan or program of the Company, the Company shall make alternative arrangements for the provisions of such benefits at no greater cost to the Executive. These welfare benefits shall be discontinued in the event the Executive has available similar benefits from a subsequent employer, as determined by the Committee;

                    (3)  an amount equal to the prior year's Bonus;

                    (4) if the Executive moves more than fifty (50) miles, within eighteen (18) months from the Effective Date of Termination, the Company shall pay to the Executive fifty thousand dollars ($50,000) to cover relocation expenses, unless such relocation expenses are covered by a new employer;

                    (5) the Executive shall have the right to purchase at fair market value or continue the lease of the automobile provided to the Executive by the Company subject to the terms of any lease of the automobile; and

                    (6) the Company agrees to forgive any indebtedness owed by the Executive for any Excess Split Dollar Premiums.

          The Severance Benefits provided in 8(a)(1) and (3) hereof shall be paid in cash to the Executive in a single lump sum as soon as practical following the Effective Date of Termination, but in no event later than thirty (30) days from such date. The Company shall withhold from any amounts payable under this Section 8 all federal, state, city or other taxes as legally shall be required. The Executive shall not be entitled to receive Severance Benefits under this Section 8 if employment with the Company ends due to death, Disability, or voluntary retirement without Good Reason under a pension plan maintained by the Company, due to any other voluntary termination of employment by the Executive without Good Reason, or due to termination of the Executive's employment by the Company for Cause.

               (b)  Upon a Change in Control, the Option granted in
     Section 4(a) hereof shall immediately vest and become exercisable.

               (c) Any termination of employment by the Company for any reason following a Change in Control or by the Executive shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

               (d) For purposes of this Agreement, the following terms shall have the following meanings:

                    (1) "Beneficial Ownership" shall mean the ownership of securities as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                    (2) "Cause" solely with respect to Section 8 of this Agreement shall mean any of the following acts by the Executive:

                         (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;

                         (ii) intentional wrongful damage to property of
               the Company;

                         (iii)     intentional wrongful disclosure of
               secret processes or of confidential information of the Company; or

                         (iv) intentional violation of the Company's
               code of conduct or ethics, as in effect immediately prior to a Change in Control.

                    (3) "Change in Control" of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions is satisfied, except that, if a Change in Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the Change in Control shall be deemed to have occurred on the date immediately prior to the date of such termination of employment:

                         (i) The acquisition by any Person (other than a trustee or other fiduciary holding securities under an executive benefit plan of the Company, or a corporation owned solely, directly or indirectly, by the Company or by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company 90 days prior to such acquisition, or an entity the ownership by which would not constitute a Change of Control under (iii) below), of Beneficial Ownership of securities of the Company representing thirty-three percent (33%) or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors of the Company (the "Voting Stock"); provided, however, that an acquisition of thirty-three percent (33%) or more of the Voting Stock directly from the Company shall not constitute a Change in Control; or

                         (ii) A change in the composition of the Board of
               the Company during any period of two (2) consecutive years (not including any period prior to the date hereof) such that individuals who at the beginning of such period constitute the Board, cease for any reason to constitute a majority thereof; provided, however, that any new
               Director, who is elected by the Company's stockholders and who was approved by a vote of a majority of the members of the Board in office who were Directors at the beginning of the two consecutive year period shall not be considered for purposes of determining a Change in Control hereunder; or

                         (iii) Approval by the stockholders of the Company of: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all of the Company's assets
               (except as otherwise provided in (C)); or (C) a merger, consolidation, or reorganization of the Company (a "Corporate Transaction") with or involving any other corporation, OTHER THAN a Corporate Transaction that would result in (x) the owners of more than sixty-seven percent (67%) of the Voting Stock continuing to have (either by such stock remaining outstanding or by being converted into common stock of another entity or entities) more than sixty-seven percent (67%) of the Voting Stock immediately after such Corporate Transaction of either (A) the Company or (B) an entity or all entities, if more than one, which own(s) more than sixty-seven percent (67%) of the Voting Stock or which has (have) acquired all or part of the assets of the Company by sale, transfer, or Corporate Transaction; (y) no Person
               (excluding any corporation resulting from such Corporate Transaction or any Executive benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owning, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction; and (z) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction being members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporation Transaction;

                         (iv) The determination by a majority of the Board
               that, because of the occurrence, threat or imminence of an event with consequences similar to the foregoing, the Executive is entitled to the protection of this Section 8.

However, in no event shall a Change in Control be deemed to have occurred, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the Company's non-employee continuing directors).

                    (4) "Code" means the Internal Revenue Code of 1986, as amended.

                    (5) "Committee" means the Compensation Committee of the Board of Directors of Rawlings Sporting Goods Company, Inc.

                    (6) "Disability" means permanent and total disability, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice.

                    (7) "Effective Date of Termination" means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

                    (8) "Good Reason" means, without the Executive's express written consent, the occurrence after a Change in Control of the Company of any one or more of the following:

                         (i) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as Chairman and Chief Executive Officer of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect as of ninety (90) days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company or the entity succeeding to the Company's responsibilities after the Change in Control (such "Successor" is referred to herein also as the "Company") promptly after receipt of notice thereof given by the Executive and other than any such alteration primarily attributable to the fact that the Company may no longer be a public company;

                         (ii) The relocation of the Executive to a worksite
               more than thirty-five (35) miles from the office at which the Executive was based as of the date hereof, except for required travel on the business of the Company to an extent substantially consistent with the Executive's present business obligations;

                         (iii)     A reduction by the Company in the
               Executive's Base Salary as in effect on the date immediately preceding a Change in Control;

                         (iv) The failure of the Company to continue in
               effect any of the Company's benefit or compensation plans, or retirement plans, policies, practices, or arrangements in which the Executive participates, or the failure by the Company to continue the Executive's participation in such plans on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control of the Company;

                         (v)  The failure of the Company to obtain a
               satisfactory agreement from any Successor to the Company to assume and agree to perform the obligations under
               Section 8 of this Agreement; or

                         (vi) Any purported termination by the Company
               of the Executive's employment that is not effected pursuant to a Notice of Termination. The Executive's determination of Good Reason shall be conclusive, if made in good faith. The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason.

                    (9) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

                    (10) "Qualifying Termination" means any of the following events, the occurrence of which triggers the payment of Severance Benefits hereunder:

                         (i) A termination of the Executive's employment with the Company for reasons other than death, Disability, normal retirement (as defined under any pension plan maintained by the Company), any other voluntary termination of employment by the Executive without Good Reason, or termination of the Executive's employment by the Company for Cause;

                         (ii) A termination of the Executive's employment
               with the Company, by the Executive, for Good Reason;

                         (iii) The failure or refusal of a Successor to assume the Company's obligations under Section 8 of this Agreement; or

                         (iv) The breach by the Company of any of the
               provisions of Section 8 of this Agreement.

               (e) SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform Section 8 of this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of Section 8 of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled hereunder if terminated voluntarily for Good Reason, except that for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

          Section 8 of this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of Section 8 of this Agreement, to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

               (f) BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any Severance Benefits, other than as provided in Section 4(c), to be made under Section 8 of this Agreement.
     Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designation at any time.

          9. SPECIFIC PERFORMANCE. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in Sections 6 or 7 hereof, and that the Company's remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach and, in addition thereto, he shall pay to the Company all ascertainable damages, including costs and reasonable attorneys' fees sustained by the Company by reason of the breach or threatened breach of said covenants and assurances. The obligations of the Executive and the rights of the Company, its successors and assigns under Sections 6, 7, 9, 10, 12, 16, 18 and 19 of this Agreement shall survive the termination of this Agreement. The covenants and obligations of the Executive set forth in Sections 6 and 7 hereof are in addition to and not in lieu of or exclusive of any other obligations and duties of the Executive to the Company, whether express or implied in fact or in law.

          10. POTENTIAL UNENFORCEABILITY OF ANY PROVISION. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against the Executive, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and become a part of this Agreement, effective as of the date first written above, to the maximum extent that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

          11.  TERMINATION.

               (a) This Agreement shall terminate immediately upon the death, Disability or adjudication of legal incompetence of the Executive, or upon the Company's ceasing to carry on its business or becoming bankrupt.

               (b) This Agreement may be terminated by either the Company or the Executive upon 60 days notice at any time with or without Cause and for any or no reason. Nothing in this Agreement shall be deemed or construed to require the Company to employ, or to continue to employ, the Executive for any specified period of time and, regardless of the manner or duration of the Executive's compensation, nothing contained herein shall create employment for a definite term. The Executive acknowledges that no representative of the Company has any authority to make any agreement contrary to the foregoing.

               (c) In the event this Agreement is terminated, the parties' obligations under this Agreement shall terminate immediately
     (except as otherwise provided herein), and neither the Executive nor his estate, heirs, successors or assigns shall be entitled to any further compensation hereunder. If the Company terminates the Executive's employment, other than for Cause (as defined below), at a time when the Executive is fully willing and able to perform his duties as an employee of the Company or if the Executive voluntarily terminates his employment with the Company because the Company has assigned the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as Chairman and Chief Executive Officer of the Company, or has reduced or alterated in nature or status the Executive's authorities, duties, or responsibilities, other than an insubstantial and inadvertent act that is remedied by the Company, or the Company has reduced Executive's Base Salary and in no other circumstances during the term hereof (e.g., the Executive's death or disability or voluntary termination for any reason other than hereinbefore set forth); the Company shall be required to pay Executive an amount equal to his Base Salary for twenty-four (24) months at the rate then in effect pursuant to
     Section 2 above and Executive shall continue to receive for a twenty-four (24) month period the medical benefits Executive was receiving at the time of termination under Section 3(e) hereof. Notwithstanding the foregoing or anything herein to the contrary, in the event the Executive is receiving Severance Benefits provided in Section 8 hereof, the Executive shall NOT also receive the payments described in this Section 11(c). For purposes of this Section 11, "Cause" shall mean the occurrence of any of the following events:

                    (1) Performance by the Executive of illegal or fraudulent acts, criminal conduct or willful misconduct, or gross negligence relating to the activities of the Company;

                    (2) Willful or grossly negligent failure by the Executive to perform his duties in a manner which he knows, or has reason to know, to be in the Company's best interests;

                    (3) Willful and bad faith refusal by the Executive to carry out reasonable instructions of the Board of Directors of the Company not inconsistent with the provisions of this Agreement;

                    (4) Violation by the Executive of the covenants and agreements contained in Section 7 hereof;

                    (5) Any other material breach of the Executive's obligations hereunder which are incurable or which he fails to cure promptly after receiving written notice thereof; or

                    (6) The Company ceases operations due to a voluntary or involuntary discontinuance of its business operations.

          12. WAIVER OF BREACH. Failure of the Company to demand strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of the term, covenant or condition, nor shall any waiver or relinquishment by the Company of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

          13. NO CONFLICTS. The Executive represents and warrants to the Company that neither the execution nor delivery of this Agreement, nor the performance of the Executive's obligations hereunder will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which the Executive is a party or under which the Executive is bound, including without limitation, the breach by the Executive of a fiduciary duty to any former employers.

          14. ENTIRE AGREEMENT; AMENDMENT. This Agreement cancels and supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire understanding of the parties hereto and shall not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties hereto.

          15. CAPTIONS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

          16. GOVERNING LAW. This Agreement and all rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri applicable to agreements made and to be performed entirely within the State, including all matters of enforcement, validity and performance.

          17. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed duly given if delivered by hand or if mailed by certified or registered mail with postage prepaid as follows:

          If to the Company:

               Rawlings Sporting Goods Company, Inc.
               P.O. Box 22000
               St. Louis, Missouri 63126
               Attn: Corporate Secretary

          If to the Executive:

               Stephen M. O'Hara
               945 Delvin Drive
               Town and Country, Missouri 63131

          With a copy to:

               Phillip Jameson
               GW & Wade
               621 Walnut Street
               Wellesley, Massachusetts 02181

or to any other address as either party may provide to the other in writing.

          18. ASSIGNMENT. This Agreement is personal and not assignable by the Executive but it may be assigned by the Company without notice to or consent of the Executive to, and shall thereafter be binding upon and enforceable by any person which shall acquire or succeed to substantially all of the business or assets of the Company (and such person shall be deemed included in the definition of the "Company" for all purposes of this Agreement) but is not otherwise assignable by the Company.

          19. ARBITRATION. Except with respect to disputes or controversies arising out of Sections 6 and 7 hereof, any dispute between any of the parties hereto or claim by a party against another party arising out of or in relation to this Agreement or in relation to any alleged breach thereof shall be finally determined by arbitration in accordance with the rules then in force of the American Arbitration Association. The arbitration proceedings shall take place in St. Louis, Missouri, or such other location as the parties in dispute hereafter may agree upon; and such proceedings shall be governed by the laws of the State of Missouri as such laws are applied to agreements between residents of such State entered into and to be performed entirely within that State.

          The parties shall agree upon one arbitrator, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. If the parties cannot agree upon one arbitrator, each party in dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of a third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association at the request of any of the parties in dispute. The arbitrators shall, if possible, be individuals skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute.

          The decision rendered by the arbitrator or arbitrators shall be accompanied by a written opinion in support thereof. The decision shall be final and binding upon the parties in dispute without right of appeal. Judgment upon the decision may be entered into in any court having jurisdiction thereof, or application may be made to that court for a judicial acceptance of the decision and an order of enforcement. Costs of the arbitration shall be assessed by the arbitrator or arbitrators against any or all of the parties in dispute, and shall be paid promptly by the party or parties so assessed.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in duplicate, and the Executive has hereunto set his hand, on the day and year first above written.

                   [signature page to follow]

                              RAWLINGS SPORTING GOODS
                              COMPANY, INC.

                              By:  /s/ Mike Luetkemeyer
                              Name:  Mike Luetkemeyer
                              Title:  CFO



                              /s/ Stephen M. O'Hara
                              Stephen M. O'Hara